STOCK PURCHASE AGREEMENT

                              among

                 FABRI DEVELOPMENT CORPORATION,
                 TCS TELEVISION PARTNERS, L.P.,
                      TCS TELEVISION, INC.

                               and

               NEXSTAR BROADCASTING GROUP, L.L.C.







                    Dated:  December 30, 1996

STOCK PURCHASE AGREEMENT

December 30, 1996



          The parties to this agreement are TCS Television, Inc., a Delaware corporation, and TCS Television Partners, L.P., a Delaware limited partnership (together, the "Sellers"), Fabri Development Corporation, a Delaware corporation (the "Company"), and Nexstar Broadcasting Group, L.L.C., a Delaware limited liability company (the "Buyer").

          The Sellers own all of the outstanding capital stock
(the "Stock") of the Company, which owns and operates television stations WTWO in Terre Haute, Indiana and KQTV in St. Joseph,
Missouri (together, the "Stations").

          The Sellers desire to sell the Stock to Buyer, and Buyer desires to purchase the Stock from the Sellers, on the terms and conditions contained in this agreement.

          Accordingly, it is agreed as follows:

          1.   Sale and Purchase of Stock.
               1.1  Sale of Stock to Buyer.  At the closing
referred to in section 3.1, the Sellers shall sell and assign to the Buyer, and the Buyer shall purchase and acquire from the Sellers, all of the Stock for an aggregate purchase price of $31,800,000 (the "Base Amount"), payable to the Sellers as provided in section 2.3, and subject to adjustment as provided in section 2.1.

          2.   Adjustment of Base Amount; Payment of Purchase
Price.
               2.1 Adjustment of Base Amount. (a) If the sum of (i) the aggregate amount of Liabilities (as defined below) as of the close of business on the day preceding the Closing Date (the "Determination Time"), plus (ii) $1,544,000 exceeds the aggregate amount of the Current Assets (as defined below) as of the Determination Time, the Base Amount shall be decreased by an amount equal to that excess.
                    (b)  If the aggregate amount of the Current
Assets as of the Determination Time exceeds the sum of (i) the aggregate amount of the Liabilities as of the Determination Time plus (ii) $1,544,000, the Base Amount shall be increased by an amount equal to that excess.
                    As used in this agreement, "Current Assets" means the cash, accounts receivable, prepaid expenses and other tangible current assets of the Company determined in accordance with generally accepted accounting principles applied consistently with prior periods, excluding any deferred tax benefits and, except as provided below, excluding assets relating to agreements for the acquisition of programming rights ("Programming Agreements"). For the purpose of calculating Current Assets, the accounts receivable of the Company that are outstanding 120 days or less shall be valued at 97% of the gross amount of such accounts receivable (prior to any reserve) and the accounts receivable that are outstanding more than 120 days shall not be included (but shall be subject to section 6.15). As used in this agreement, "Liabilities" means all of the obligations and liabilities of the Company as of the Determination Time that would be required to be reflected on a balance sheet of the Company as of that date prepared in accordance with generally accepted accounting principles applied consistently with prior periods, including, but not limited to, accrued vacation, severance and sick pay, all make-goods after the closing with respect to advertisements broadcast prior to the closing but only if the aggregate amount of such make-goods is greater than or equal to $25,000 (determined based on the aggregate rate card value of the time on the Stations required to be provided as make-goods), trade or barter advertising liabilities to the extent provided below and all other accounts payable and accrued expenses, but excluding (1) indebtedness under the Note Purchase Agreement dated as of June 1, 1990, as amended (the "Note Purchase Agreement") between TCS Television Partners L.P. and the lenders party thereto (the "Lenders") and related inter-company indebtedness, all of which inter-company indebtedness shall be paid or forgiven prior to or at the closing, (2) except as provided below, liabilities relating to Programming Agreements, and (3) indebtedness to the Sellers and ML Media Opportunity Partners, L.P. and accrued management fees and consulting fees, all of which indebtedness and fees shall be paid or forgiven prior to or at the closing. In calculating Current Assets and Liabilities, (1) any non-cash receivable or liability relating to trade or barter agreements (excluding barter agreements for programming) shall be excluded except that if as of the close of business on the day preceding the Closing Date the aggregate rate card value of the unused broadcast time on the Stations to be provided in exchange for products or services pursuant to such trade or barter agreements exceeds the fair market value of any products or services to be received by the Stations after the close of business on the day preceding the Closing Date by more than $25,000, then the excess above $25,000 shall be included as a liability, and (2) any payments under the Programming Agreements becoming due during months prior to the month in which the closing occurs that are unpaid as of the closing shall be included as a liability and payments becoming due during the month in which the closing occurs shall be pro-rated.
               2.2 Determination of Adjustment to Base Amount. Within 90 days after the closing, the Sellers shall cause Deloitte & Touche (the "Accountants") to prepare and deliver to the Sellers and the Buyer a statement of the Current Assets and Liabilities as of the Determination Time. The Accountants' statement shall be final and binding on the parties unless the Sellers or the Buyer delivers a notice to the other disputing any matter within 30 days after delivery of the statement, stating its position with respect to any disputed matter. If the Buyer or the Sellers delivers such notice, the parties shall seek to resolve the disputed matter, and if the parties are unable to resolve the disputed matter within 30 additional days, any dispute shall be determined by KPMG Peat Marwick. The determination of any disputed matter by KPMG Peat Marwick pursuant to the preceding sentence shall be final and binding on the parties, and their fees and expenses shall be borne 50% by the Buyer and 50% by the Sellers.
               2.3 Payment of Purchase Price. The aggregate purchase price for the Stock shall be paid as follows:
                    (a)  at the closing, the Buyer shall deliver
or cause to be delivered to The Chase Manhattan Bank, N.A. (the "Indemnity Escrow Agent"), by wire transfer of immediately available funds, an amount equal to $1,500,000 (the "Indemnity Escrow Amount"), to be held by the Indemnity Escrow Agent in an interest bearing account (the "Indemnity Escrow Account") pursuant to an escrow agreement substantially in the form of exhibit 2.3(a) (the "Indemnity Escrow Agreement"), which funds shall be paid in whole or in part in accordance with the terms of the Indemnity Escrow Agreement to (i) the Buyer if it is determined that the Buyer is entitled to indemnification payments under section 9.2 of this agreement or is entitled to payment from the Indemnity Escrow Account pursuant to Section 2.3(c) of this Agreement, or (ii) the Sellers to the extent the Buyer is not determined to be entitled to any such payments;
                    (b)  at the closing, the Buyer shall pay to
the Sellers, by wire transfer of immediately available funds, the amount which, together with the Indemnity Escrow Amount, equals the Base Amount plus (or minus) the estimated amount (determined in accordance with section 2.4) of the increase (or decrease) in the Base Amount pursuant to section 2.1; and
                    (c)  not later than 10 days after the final
determination pursuant to section 2.2 of the increase (or decrease) in the Base Amount pursuant to section 2.1, the Working Capital Escrow Agent (as defined in section 2.6) shall deliver or cause to be delivered to the Buyer or to the Sellers by wire transfer of immediately available funds the amount payable as a result of the difference between the estimate and the final determination (and return the other amounts in the Working Capital Escrow (as defined in section 2.6) as provided therein); provided, however, that if the purchase price based on the estimate exceeds the purchase price based on the final determination by more than the Sellers Working Capital Escrow Amount (as defined in section 2.6), then the Indemnity Escrow Agent shall deliver or cause to be delivered to the Buyer by wire transfer of immediately available funds the excess over the Sellers Working Capital Escrow Amount from the Indemnity Escrow Amount (such amount to reduce the portion of the Indemnity Escrow Amount in excess of $750,000 that otherwise is reserved for loss, liability, damage or expense suffered by the Buyer resulting from a willful breach of covenant or other agreement by the Company or the Sellers or a misrepresentation or breach of warranty by the Sellers of which the Company or the Sellers had knowledge prior to the closing, as provided in section 9.4).
               2.4 Estimate of Adjustment. The Sellers, in consultation with the Accountants, shall prepare and submit to the Buyer, not later than 10 days prior to the Closing Date, a written estimate (the "Sellers Estimate") of the amount of the adjustment to the Base Amount pursuant to section 2.1 based on the Current Assets and Liabilities; such estimate shall be determined based upon the books and records of the Company. The Sellers Estimate submitted to the Buyer shall be accompanied by
(a) a statement setting forth in reasonable detail the calculation of the estimated Current Assets and Liabilities as of the Determination Date, and (b) a certificate signed by an officer of each of the Sellers confirming that such estimate was calculated in accordance with the terms of this section 2. The Buyer, in consultation with Price Waterhouse, LLP, shall review the Sellers Estimate, and, if the Buyer disagrees with the Sellers Estimate not later than five days prior to the Closing Date, the Buyer shall submit its estimate (the "Buyer's Estimate") to Sellers. The Buyer's Estimate submitted to the Sellers shall be accompanied by (a) a statement setting forth in reasonable detail the calculation of the estimated Current Assets and Liabilities as of the Determination Date, and (b) a certificate signed by an officer of the Buyer confirming that such estimate was calculated in accordance with the terms of this section 2 to the extent possible in light of the information provided to Buyer. The amount payable at the closing shall be based upon the Sellers' Estimate. If the Buyer's Estimate is higher than the Sellers Estimate, the Sellers shall deposit the amount of such difference into the Working Capital Escrow Account pursuant to section 2.6.
               2.5 Deposit. Upon execution of this agreement, the Buyer is delivering to The Chase Manhattan Bank, N.A. (the "Escrow Agent") cash in the amount of $1,125,000, or in lieu thereof, a letter of credit in the face amount of $1,200,000 (such cash, or amounts drawn or drawable pursuant to such letter of credit, being the "Deposit"), to be held by the Escrow Agent pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in the form of exhibit 2.5 and subject to the following:
                    (a)  If the purchase of the Stock under this
agreement is not consummated as a result of a breach by the Buyer of any of its material obligations under this agreement (and the Sellers have not breached any of their material obligations under this agreement), the Sellers shall be entitled to the Deposit to compensate the Sellers for the damages resulting to the Sellers from such breach. The payment of the Deposit (in such amount as is provided in the Escrow Agreement) by the Escrow Agent to the Sellers shall be liquidated damages for any such default by the Buyer and shall be in full settlement of any damages of any nature or kind that the Sellers may suffer or allege to have suffered as a result of any such breach by the Buyer, including any misrepresentation or breach of warranty of Buyer set forth in this agreement, if the closing does not occur. The receipt by the Sellers of the Deposit (in such amount as is provided in the Escrow Agreement) shall be the Sellers' sole and exclusive remedy in the event of any such breach by the Buyer.
                    (b)  If the purchase of the Stock under this
agreement is not consummated due to the nonfulfillment of any of the conditions in section 7.1 or for any other reason except the circumstances described in the first sentence of section 2.5(a), the Sellers shall not be entitled to the Deposit and, promptly after the termination of this agreement, the Deposit shall be paid by the Escrow Agent to the Buyer.
                    (c)  At the closing, the Deposit, or such
letter of credit, if it is then held by the Escrow Agent, shall be returned to the Buyer.
               2.6 Working Capital Escrow. At the closing, the Sellers shall deliver or cause to be delivered, by wire transfer of immediately available funds, to The Chase Manhattan Bank, N.A. (the "Working Capital Escrow Agent") an amount equal to the sum of (i) $250,000 plus (ii) the excess, if any, of the Buyer's Estimate over the Sellers Estimate (the "Sellers Working Capital Escrow Amount"). At the closing, the Buyer shall deliver or cause to be delivered, by wire transfer of immediately available funds, to the Working Capital Escrow Agent an amount equal to $250,000 (the "Buyer's Working Capital Escrow Amount"). The sum of the Sellers Working Capital Escrow Amount and the Buyer's Working Capital Escrow Amount (the "Working Capital Escrow Amount") shall be held by the Working Capital Escrow Agent in an interest bearing account (the "Working Capital Escrow Account") pursuant to an escrow agreement substantially in the form of exhibit 2.6 (the "Working Capital Escrow Agreement"), which funds shall be paid to the Sellers and the Buyer in accordance with the terms of the Working Capital Escrow Agreement.

          3.   Closing.
               3.1 Date of Closing. The closing under this agreement shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York, on a date designated by the Buyer upon at least five business days' prior notice to the Sellers, but not later than 10 business days after the last of the conditions specified in sections 7.1(c), (d) and
(e) and 7.2(c) and (d) has been fulfilled (or waived), except as otherwise provided in section 7.3 and section 10.3. The date on which the closing is held is referred to in this agreement as the "Closing Date." At the closing, the parties shall execute and deliver the documents referred to in section 8.
               3.2 Outside Date for Closing. If the closing has not occurred by September 30, 1997, either the Sellers or the Buyer may terminate this agreement by notice to the other; upon such termination, none of the parties shall have any liability of any kind arising out of this agreement other than for any liability resulting from its breach of this agreement prior to termination (which liability of the Buyer will be limited as provided in section 2.5(a) of this Agreement). If the closing is postponed pursuant to section 11 of this agreement, the date referred to in the previous sentence shall be extended by the period of the postponement.

          4.   Representations and Warranties by the Sellers.
               As a material inducement to cause Buyer to enter into this agreement and to agree to purchase the Stock, the Sellers jointly and severally represent and warrant to the Buyer as follows:
               4.1 The Sellers' Organization and Authority. TCS Television Partners, L.P. is a limited partnership duly organized and validly existing under the law of Delaware and has the full power and authority under Delaware law and its partnership agreement to enter into and to perform this agreement, and TCS Television, Inc. is a corporation duly organized and validly existing under the law of Delaware and has the full corporate power and authority to enter into and to perform this agreement. Each of the Sellers is duly qualified to do business and in good standing in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it or the properties and assets owned or leased by it.
               4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Sellers have been duly authorized by all necessary partnership or corporate action of the Sellers and this agreement constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               4.3 The Company's Organization. The Company is a corporation duly organized, validly existing and in good standing under the law of the state of Delaware and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property owned, leased or operated by it requires qualification. The copies of the certificate of incorporation, by-laws, minute books and stock records of the Company that have been delivered to the Buyer are complete and correct.
               4.4  Capitalization of the Company; No Out-
standing Options. The Company's authorized capitalization consists of 1,000 shares of common stock, no par value, of which 50 shares are issued and outstanding. All of the Company's outstanding shares were duly authorized for issuance, were validly issued, and are fully paid and non-assessable. There are no outstanding options, puts, calls, warrants or rights of any kind to acquire any shares of capital stock, and there are no outstanding securities directly or indirectly convertible, exercisable or exchangeable into any shares of capital stock, of the Company; nor does the Company have any obligations to issue any such options, puts, calls, warrants, rights or securities. Except for arrangements made under the Note Purchase Agreement which are to be terminated at closing, there are no existing proxies or arrangements that require or permit any shares of the Company to be voted by or at the discretion of anyone other than the record owner, and there are no restrictions of any kind on the transfer of any issued shares of the Company except as may be imposed by the Securities Act of 1933 and the Communications Act of 1934. There are no statutory or contractual stockholders preemptive rights with respect to the Company's securities. The Company has not violated any such preemptive right or any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock.
               4.5  Ownership of the Company's Shares.  The
Sellers are the record and beneficial owners of all of the outstanding capital stock of the Company. Upon payment of a portion of the proceeds of the sale of the Stock to the Lenders and release by the Lenders at the closing of their lien on the Stock, the Buyer will receive valid title to all of the outstanding shares of capital stock of the Company, free and clear of any claim, lien, charge, security interest or encumbrance ("Lien"). The Company does not own or hold, or have any rights to acquire, any shares of capital stock, any debt security or any other security of or interest in any other person or entity.
               4.6  Consents of Third Parties.  Subject to
receipt of the consents and approvals referred to in schedule 4.6, the execution, delivery and performance of this agreement by the Sellers will not, with or without the giving of notice or the passage of time or both, (i) conflict with the organizational documents of the Sellers or the Company and will not conflict with, or result in a breach or termination of, constitute a default under, or give any person or entity any right to terminate or accelerate the Company's obligations under, or require any consent under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, or any governmental permit or authorization to which either of the Sellers or the Company is a party or by which either of the Sellers or the Company is bound, except for any conflicts, breaches, terminations, defaults or failures to receive consents that could not, individually and in the aggregate, have a Material Adverse Effect; (ii) constitute a violation by either of the Sellers or the Company of any law, regulation, ordinance or any other requirement of any governmental authority applicable to either of the Sellers or the Company; or (iii) result in the creation of any Lien upon any of the assets of either of the Stations or the Company. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Sellers or the Company in connection with the execution, delivery and performance of this agreement, except for the filings referred to in section 6.1.
               4.7  FCC Licenses.  (a)  The Company holds, and
schedule 4.7 sets forth a true, correct and complete list of, the licenses, authorizations or permits, together with all renewals, extensions and modifications thereof and all additions thereto (the "FCC Licenses") for the Stations issued by the Federal Communications Commission (the "Commission"). The FCC licenses are not subject to any condition outside the ordinary course. There are no other material permits and authorizations necessary for or used in the operations of the Stations or required under the rules, regulations and policies of the Commission or the Communications Act. Each of the FCC Licenses is in full force and effect and is not subject to renewal prior to the date specified for such FCC License set forth on schedule 4.7. No application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses except that the application for renewal of the main station license for WTWO-TV will be filed with the Commission on or prior to April 1, 1997. No application, investigation, order, action or proceeding is pending or issued or, to the best of the Sellers' and the Company's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the issuance of any order or notice, or the imposition of any administrative or judicial sanction with respect to the Stations, the Company or the FCC Licenses that may materially adversely affect the rights of the Buyer under any such FCC License or have a Material Adverse Effect. Except as set forth on schedule 4.7 (a):
                    (1)  to the best of the Sellers' and the
Company's knowledge, no Station is short-spaced, on a grandfathered basis or otherwise, to any existing broadcast television station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed TV allotment, domestic or international;
                    (2) neither the Company nor any Station has, since June 30, 1996, received any notice to the effect that it is causing objectionable interference with the transmissions of any other television station or communications facility or received any written complaints with respect thereto; and
                    (3)  to the best of the Sellers' and the
Company's knowledge, no other television station or communications facility is causing objectionable interference with either of the Stations' transmissions or the public's reception of either of the Stations' transmissions.
               (b) Schedule 4.7(b) sets forth (or has appended to it, in the case of the items described in clauses (6) and (8) below) for each Station:
                    (1)  a list of all U.S. cable systems which
carry such Station's signal;
                    (2)  a list of all Market Cable Systems to
which such Station has provided a must-carry or retransmission consent election notice in accordance with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the FCC Regulations (collectively, the "Cable Act Requirements"), and a list of all Market Cable Systems to which such Station has not provided any such must-carry or retransmission consent notice;
                    (3)  a list of all retransmission consent
and/or copyright indemnification agreements, if any, entered into by the Company with respect to such Station;
                    (4)  a list of all must carry or
retransmission consent election notices referred to in clause (2) above, if any, which were not delivered to the Market Cable System in question on or before October 1, 1996;
                    (5)  a list of all Market Cable Systems, if
any, which are carrying such Station's signal and which have notified the Company or any Station of such Market Cable System's intention to delete a Station from carriage or to change such Station's channel position on such cable system, other than pursuant to any agreement described in clause (3) above;
                    (6)  each notice, if any, received by the
Company or any Station from any Market Cable System alleging that a Station does not deliver an adequate signal level, as defined in Section 76.55(c)(3) of the regulations of the Commission, to such Market Cable System's principal headend (other than any such notice as to which such failure has been remedied or been determined not to exist), and all further correspondence between the Company or any Station and any such Market Cable System relating to such notice;
                    (7)  a list of all pending petitions for
special relief to include any additional community or area as part of such Station's television market, as defined in Section 76.55(e) of the regulations of the Commission, if any, filed by the Company or any Station with respect to a Station; and
                    (8) each pending petition for special relief requesting the deletion of any community or area from such Station's television market, if any, which is pending.
               4.8 Call Letters. The Company has the right to the use of the call letters "WTWO-TV" and "KQTV", pursuant to the rules and regulations of the Commission.
               4.9  Ownership of Assets.  Except as set forth on
schedule 4.9, the Company has valid title (in the case of personal property) or good and marketable title (in the case of real property) to, or a valid leasehold interest in, all tangible and intangible property and assets used in or necessary for the conduct of its business or located on its premises, free and clear of any Lien, including all such property reflected on the Company's balance sheet as of September 30, 1996 (except property disposed of since that date in the ordinary cause of business), except for the lien, if any, of current property taxes not yet due and payable and except in the case of real property for any Lien that does not materially interfere with the operations of the property or materially detract from the value of the property. Except as set forth on schedule 4.9, the Company's buildings, equipment and other tangible assets are in reasonably good operating condition in all material respects and are fit for use in the ordinary course of business. The Company owns, or has a valid leasehold or licensee interest in, all assets necessary for the conduct of its businesses as presently conducted.
               4.10 Financial Statements. The Sellers have previously delivered to the Buyer the unaudited balance sheets of the Company as of December 31, 1993, 1994, and 1995, and the related statements of operations and cash flows for the years then ended and the unaudited balance sheets of each of the Stations as of September 30, 1996 and the related statement of operations and cash flows of each of the Stations for the nine-month period then ended. Except as set forth on schedule 4.10, all of those financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are in accordance with the Company's books and records (which are accurate and complete in all material respects), and present fairly in all material respects the financial position and the results of operations and cash flows of the Company as of the dates and for the years indicated. Except for liabilities reflected in the balance sheet (including any footnote thereto) of the Company as of September 30, 1996 and except for obligations under leases, commitments and other agreements referred to in schedule 4.16 or 4.17, the Company has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise of a nature that would have been required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles applied consistently with prior periods other than those incurred after September 30, 1996 in the ordinary course of business consistent with past practice.
               4.11 Taxes. The Company has filed all Federal, state and other tax returns required by law to be filed by it, and all such tax returns are correct and complete in all material respects. The information provided to the Buyer by the Accountants (copies of which are attached as exhibit 4.11) is correct and complete in all material respects. The Company has paid, or made provision in its financial statements referred to in section 4.10 for payment of, all taxes of the Company accrued through the date of the financial statements referred to in section 4.10. There are no claims pending against the Company for past due taxes. There are no outstanding waivers or agreements by the Company for the extension of the time for the assessment of any tax. Except as set forth on schedule 4.11, the Company is not a party to any tax allocation or tax sharing agreement or a member of an affiliated group filing a consolidated Federal income tax return (or any similar combined, consolidated or unitary group tax return under state or local law). The Company has no liability for taxes of any other person or entity (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local tax law), (B) as a transferee, (C) by contract, or (D) otherwise. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not made any payments, and is not and shall not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income tax law). The Company will not be required (A) as a result of a change in method of accounting for a taxable year ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable year or portion thereof ending after the Closing Date,
(B) as a result of any "closing agreement," as described in
Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year or portion thereof ending after the Closing Date or (C) as a result of any deferred intercompany gain described in Treasury Regulation Sections 1.1502-13 or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, or local income tax law), to include any item of income in taxable income for any taxable year or portion thereof ending after the Closing Date. The Company has not made any election under Section 341(f) of the Code (or any corresponding provision of state or local tax law). The Company's Federal income tax returns for periods from and including the tax year ended October 31, 1993 are subject to audit. For purposes of this agreement, the term "tax" shall include all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state or local taxing authority, including any interest, penalties or additions attributable thereto. Notwithstanding anything to the contrary in this section 4.11, no representation or warranty is being made as to the amount of the net operating losses of the Company at any time.
               4.12 Absence of Certain Changes.  Since
September 30, 1996, the Company has operated the business of the Stations in the usual and ordinary course and substantially consistent with past practice, and, except as set forth on schedule 4.12:
                    (a)  through the date of this agreement,
there has been no material adverse change in the business or operations of the Stations taken as a whole;
                    (b)  the Company has not entered into any
transaction or incurred any liability or obligation except in the ordinary course of its business consistent with past practice;
                    (c)  the Company has not sold, pledged,
assigned or transferred any of the assets of the Company other than in the ordinary course of business consistent with past practice;
                    (d) none of the Sellers, with respect to the Stations, nor the Company has incurred any indebtedness other than trade accounts payable incurred in the ordinary course of business consistent with past practice;
                    (e) the Company has continued to collect its accounts receivable and pay its accounts payable in the ordinary course of business consistent with past practices;
                    (f) the Company has not granted or agreed to grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Company, except for increases in accordance with the Company's past employment practices, and has not granted or agreed to effect any changes in the Company's management personnel, policies or employee benefits;
                    (g)  the Company has not sold, assigned or
transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets;
                    (h)  the Company has not suffered any
extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;
                    (i)  the Company has not made capital
commitments for cash expenditures that aggregate in excess of $25,000; and
                    (j)  the Company has not agreed to do any of
the foregoing.
               4.13 Commission Reports. All material returns, reports and statements required to be filed by the Sellers or the Company with the Commission relating to the Company or the Stations have been filed and complied with and are complete and correct in all material respects as filed.
               4.14 Intangible Assets. Schedule 4.14 contains a complete list of the trademarks, trade names, logos, jingles and slogans used by the Company in the operation of the Stations.
The Company owns, free and clear of any Liens, each of the trademarks, trade names, logos, jingles and slogans listed on schedule 4.14. To the best of the Sellers' knowledge, the Company is not operating either of the Stations in a manner that infringes and has not infringed in any material respect any patent, copyright or trademark of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against it alleging any such violation. To the best of the Sellers' knowledge, there has been no material violation by others of any right of the Company in any trademark, trade name, logo, jingle or slogan used in the operation of the Stations.
               4.15 Litigation; Compliance with Laws. Except as set forth on schedule 4.15, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Sellers' knowledge, threatened, or any order, injunction or decree outstanding, against the Sellers or the Company or any of their respective affiliates, which if adversely determined might (i) have a Material Adverse Effect, or (ii) materially delay approval by the Commission of the transactions contemplated by this agreement. The Company has all material governmental franchises, permits, authorizations, licenses and other rights necessary for the conduct of its business as currently conducted and is not in violation of any law, regulation, ordinance or any other requirement of any governmental body or court, which violation could have, individually or in the aggregate, a Material Adverse Effect, and no notice has been received by the Sellers or the Company alleging any such violation. The Stations are being operated in all material respects in accordance with the FCC Licenses and in compliance with the Communications Act of 1934 and the policies, rules and regulations thereunder.
               4.16 List of Agreements, etc.  Schedules 4.16 and
4.17 together contain, with respect to the Company, a true, correct and complete list of: (a) all commitments and other agreements for the purchase of materials, supplies or equipment, other than commitments and other agreements that were entered into in the ordinary course of business consistent with past practice and involve an expenditure by the Company of less than $10,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of the Sellers or the Company; (c) all leases or other rental agreements under which the Company is lessee, other than any such leases which do not call for annual lease payments in excess of $10,000 individually or $50,000 in the aggregate or and which are not otherwise material to the Company; (d) all network affiliation agreements; (e) all "barter," "trade" and other agreements for the sale of advertising time other than for cash; (f) all collective bargaining agreements; (g) all Programming Agreements (together with a programming expense schedule and a programming liability schedule, showing all future programming payments for each program, and for Full House on WTWO and Roseanne and Home Improvement on KQTV, an updated schedule showing the number of remaining runs and the remaining programming payments); (h) all employment and consulting agreements that (A) provide for compensation in excess of $50,000 a year, (B) are written and are not terminable at the Company's will or (C) require any severance or termination payment; (i) all agreements with regional or national sales representatives or with rating services; (j) all license agreements with licensing organizations; (k) all agreements that restrict the Company or, to the best of the Sellers' knowledge, any employees of the Stations, from engaging in any business activities anywhere; (l) all assignments, licenses, or indemnification agreements with respect to any intangible property; (m) all contracts under which the Company has advanced or loaned any other person or entity amounts in the aggregate exceeding $10,000; (n) all guarantees of any indebtedness or obligation of others in excess of $10,000; and (o) all other agreements, commitments and understandings (written or oral), other than those as to which both (i) the consideration involved is not more than $10,000 individually or $100,000 in the aggregate and (ii) the termination of which could not be reasonably expected to have a Material Adverse Effect. True and complete copies of all written (and true and complete descriptions of the material terms and conditions of all oral) leases, commitments and other agreements referred to on schedules
4.16 and 4.17 have been delivered to the Buyer.
               4.17 Agreements Regarding Employees. Except as set forth in schedule 4.17, the Company is not a party to or bound by any fringe benefit or other non-cash compensation plan, or any pension, thrift, annuity, retirement, savings, profit sharing or deferred compensation plan or agreement, or any bonus, vacation, holiday, sick leave, group insurance, health or other personal insurance or other incentive or benefit agreement, plan or arrangement. Except as set forth on schedule 4.17, the Company does not have any severance policy and no employee of the Company is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. Except as set forth on schedule 4.17, no employee of the Company is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any employee of the Company.
               4.18 Status of Agreements. All leases, commitments and other agreements of the Company were entered into in the ordinary course of the business of the Company. Each of the leases, commitments and other agreements set forth on schedules
4.16 and 4.17 is presently in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms and, except as set forth on schedule 4.18, the Company has performed all material obligations required to be performed by it and is not in default, and, to the best of the Sellers' knowledge, no other party is in default, under any agreement referred to in section 4.16 or 4.17, which default would have, individually or in the aggregate, a Material Adverse Effect. No party to any of the leases, commitments and other agreements set forth on schedules 4.16 and 4.17 has made, asserted or has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement, or to renew or extend the term of its agreement and neither the Sellers nor the Company has received any notice to that effect.
               4.19 Insurance. Schedule 4.19 contains a complete list of all of the Company's insurance policies specifying the policy limit, type of coverage, location of the property covered, annual premium, premium payment date and expiration date of each of the policies. The insurance policies are in full force and effect, but will be cancelled as of the closing.
               4.20 Labor Matters.  Except as set forth on
schedule 4.20, (a) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board, any state labor relations board or any court or tribunal and, to the best of the Sellers' knowledge, none is or has been threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Company and, to the best of the Sellers' knowledge, none is or has been threatened; (c) the Company, to the best of its knowledge, knows of no plans by any of its employees to terminate employment; and (d) no grievance which might have an adverse effect on the conduct of the operations of the Stations or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of the Sellers' knowledge, none is or has been threatened.
               4.21 Environmental Matters. (a) Except as disclosed on schedule 4.21, to the best of the Sellers' knowledge, the Company and all of the property (whether owned or leased) of the Company is in compliance in all material respects with all material federal, foreign, state and local laws, regulations, ordinances and other similar provisions having the force and effect of law, relating to pollution, the protection of human health or the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means hazardous substances, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and polychlorinated biphenyls, radioactive substances, odors and noise.
                    (b) Except as disclosed on schedule 4.21, to the best of the Sellers' knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any material liability of, or material violation by, the Company.
                    (c)  Except as set forth on schedule 4.21,
(1) there are no underground storage tanks located on property owned or leased by the Company, (2) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, (3) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Company, and (4) none of the electrical equipment located at the real property owned or leased by the Company contains any PCBs. There are no on-site or off-site locations where the Company has stored, disposed or arranged for the disposal of Materials of Environmental Concern.
                    (d)  At or prior to the closing, the Sellers
shall deliver to the Buyer a reliance letter from the firm that performed the Phase One Environmental Site Assessments on the real property of the Company (copies of which have been delivered to the Buyer).
               4.22 ERISA. Schedule 4.22 lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), at any time sponsored or maintained by the Company or either of the Stations for the benefit of employees of either of the Stations (the "Employee Benefit Plans").
               Each such Employee Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance with its respective terms and in compliance in all material respects with all applicable laws and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and including, but not limited to, all reporting and disclosure obligations. None of the Employee Benefit Plans (i) is subject to Title IV of ERISA or the minimum funding standards imposed by
Section 412 of the Code, (ii) is a multiemployer plan (as such term is defined in Section 3(37) of ERISA), or (iii) provides health, accident or life insurance benefits to current or future retirees, current or future former employees, current or future former independent contractors, or any of their respective spouses, dependents, or other beneficiaries, other than in accordance with Section 4980B of the Code ("COBRA") or applicable state continuation coverage law.
               With respect to each Employee Benefit Plan, no actions, investigations, suits or claims with respect to such plan (other than routine claims for benefits) are pending or, to the best of Sellers' or the Company's knowledge, threatened that could subject Buyer to any material liability.
               There is no employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Sellers or the Company or any other entity (where such entity and one or more of the Sellers or the Company are or were treated as a single employer within the meaning of Code Section 414(b),
(c), (m), or (o)) which could subject Buyer to any material liability (other than routine claims for benefits).
               With respect to each Employee Benefit Plan,
Sellers have furnished to Buyer (i) true and accurate copies of all written plan documents, (ii) IRS Form 5500 annual reports for the past three years (including all schedules and attachments),
(iii) IRS determination letters, and (iv) all correspondence during the past three years to or from the Department of Labor or the IRS.
               The TCS Television Partners 401(k) Savings Plan (the "401(k) Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") with respect to its qualification under the Code and the IRS has not taken any action to revoke any such letter. To the best of the Sellers' knowledge, nothing has occurred which would adversely affect the qualified status of the 401(k) Plan.
               4.23 Powers of Attorney.  Except as set forth on
schedule 4.23, there are no outstanding powers of attorney executed on behalf of the Company or the Stations.
               4.24 Certain Transactions.  Except as set forth on
schedule 4.24, there are no contracts, agreements or commitments between the Company, on the one hand, and either of the Sellers and/or any affiliate of the Company or either of the Sellers, on the other hand.
               4.25 Real Property. (a) Attached as schedule 4.25(a) is a legal description of each parcel of real property owned by the Company (the "Owned Property"). The Company has good and marketable title in and to all of the Owned Property subject to no liens, except as described on such schedule and except for imperfections of title that do not materially reduce the value or materially impair the use of any Owned Property.
                    (b) Attached as schedule 4.25(b) is a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases"), for real property (the "Leased Property"; the "Owned Property"; and the "Leased Property" collectively the "Real Property") to which the Company is a party. The Company has good and valid leasehold interests in and to all of the Leased Property, subject to no liens except as described in such schedule. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no default by Sellers or the Company, or to the best of the knowledge of Sellers and the Company, the other party thereto, and no condition which, with the giving of notice, the passage of time or both, could become a default under any Lease. Sellers have previously delivered to Buyer true and complete copies of all the Leases. Except as described on schedule 4.25(b), no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this agreement or the consummation of the transactions contemplated hereby.
                    (c) The Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company. Other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. The Real Property is in reasonably good condition and repair and is sufficient and appropriate for the conduct of the Company's business. The Real Property and all buildings and improvements located thereon conform in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All material permits, licenses and other approvals necessary to the current occupancy and use of the Real Property have been obtained, are in full force and effect and have not been violated in any material respect. There exists no material violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Real Property. All improvements located on the Real Property have direct access to a public road adjoining such Real Property. No such improvements or accessways encroach on land not included in the Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property. There is no pending or, to the best of the knowledge of the Sellers or the Company, any threatened condemnation proceeding affecting any portion of the Real Property.

          5.   Representations and Warranties by the Buyer.
               As a material inducement to cause Sellers to enter into this agreement and to agree to sell the Stock, the Buyer represents and warrants to the Sellers as follows:
               5.1 The Buyer's Organization. The Buyer is a limited partnership duly organized and validly existing under the law of the state of Delaware and has the full power and authority to enter into and perform this agreement and to own and operate the Stations.
               5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer has been duly authorized by all necessary action of the Buyer, and this agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by the Buyer will not
(a) conflict with the Buyer's partnership agreement and will not conflict with or result in the breach or termination of, or constitute a default under any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Buyer is a party or by which the Buyer is bound except for such breaches, terminations and defaults that could not have, individually and in the aggregate, a material adverse effect on the consummation of the transactions contemplated hereby or (b) constitute a violation by the Buyer of any law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the exe-cution, delivery and performance of this agreement, except for the filings referred to in section 6.1.
               5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.
               5.5  Buyer's Qualification.  To the best of
Buyer's knowledge, it is legally, financially and otherwise qualified under the rules and regulations of the Commission and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Stations.
               5.6 Availability of Funds. The partners of a member of Buyer have made (and will have outstanding at the time of the closing) commitments to make capital contributions to such member (at the discretion of the general partner of such member) in amounts which would enable such member to contribute and/or loan to Buyer funds in amounts which would be sufficient to enable Buyer to consummate the transactions contemplated by this agreement, including the payment of the Base Amount (it being understood that such member is not obligated to make any such contribution or loan, nor is the general partner of such member obligated to require the partners of such member to make capital contributions to such member, and neither such member nor such general partner will be so obligated at any time).

          6.   Further Agreements of the Parties.
               6.1 Filings. (a) As soon as practicable, but in no event later than 15 days after the date of this agreement, the parties shall file with the Commission an application (the "FCC Application") requesting consent to the transactions contemplated by this agreement; the parties shall with due diligence take all reasonable steps necessary to expedite the processing of the FCC Application and to secure such consent or approval and to cause the same to become a Final Order (as defined below). Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC Application to be prepared by it and in connection with the processing of that application. All filing and grant fees, if any, paid to the Commission, shall be borne by the Buyer.
                    (b)  Within five business days after the
expiration of the 30-day public comment period with respect to the FCC Application, if such period has passed without any objections to the FCC Application or, if there are objections, within five business days after all objections to the FCC
Application have been resolved to the reasonable satisfaction of Buyer, or, in any event, at Buyer's request, the Sellers and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this agreement any reports or notifications that may be required to be filed by them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the
"HSR Act"), with each of the Department of Justice and the Federal Trade Commission. Each of the Sellers and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal
Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.
               6.2 Operations of the Station. Without limiting the requirement that the representations and warranties of Sellers be true and correct in all material respects on the Closing Date, from the date of this agreement through the Closing
Date:
                    (a) the Company shall, and the Sellers shall cause the Company to operate the business of the Stations in the usual and ordinary course and substantially consistent with past practices and in substantial conformity with (i) the FCC
Licenses, the Communications Act of 1934, and the rules and regulations of the Commission, and (ii) all other laws, ordinances, regulations, rules or orders relating to the operations of the Stations;
                    (b) the Company shall, and the Sellers shall cause the Company to, use reasonable efforts, consistent with its past practices, (i) to preserve the business organization of each of the Stations intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with each of the Stations, (ii) to retain the services of the employees of each of the Stations, and (iii) to preserve all trademarks, trade names, service marks and copyrights and related registrations of each of the Stations, and all slogans and logos, owned by the Company or in which it has any rights;
                    (c) the Company shall, and the Sellers shall cause the Company to, deliver to the Buyer copies of all written
(and descriptions of the material terms and conditions of all oral) contracts, agreements, commitments and understandings entered into by the Company after the date of this agreement
(whether or not disclosed pursuant to section 4) other than agreements for the sale of advertising time for cash entered into in the ordinary course of business consistent with past practice;
                    (d) the Company shall, and the Sellers shall cause the Company to maintain its books and records in accordance with generally accepted accounting principles applied consistently with past practice and not to sell or transfer any of the assets relating to either of the Stations, other than assets that have worn out or been replaced with other assets of equal or greater value; and
                    (e)  the Company shall not, and the Sellers
shall cause the Company not to, except with the Buyer's prior approval, (i) enter into or renew any lease, commitment or other agreement relating to either of the Stations that, if entered into prior to the date of this agreement, would have been required to be included on schedule 4.16 or 4.17 (or that would require receipt of a consent or approval that would be required to be included on schedule 4.6), (ii) enter into any new time sale agreement for either of the Stations except in the ordinary course of business for consideration consisting solely of cash and consistent with past practices, (iii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of either of the Stations except in the ordinary course of business and consistent with past practices,
(iv) grant or agree to grant any specific bonus or increase to any executive or management employee of either of the Stations whose total annual compensation after the increase would be at an annual rate in excess of $50,000 except in the ordinary cause of business and consistent with past practices, (v) provide for any new pension, retirement or other employment benefits for employees of either of the Stations or any increase in any existing benefits, establish any new employee benefit plan or amend or modify any existing employee benefit plan, or otherwise incur any obligation or liability under any employee benefit plan materially different in nature or amount from obligations or liabilities incurred during similar periods in prior years, or
(vi) distribute any cash except to the extent consistent with the operational needs of the Company and consistent with past practice; provided, however, the Company may apply cash to pay interest or principal on the indebtedness under the Note Purchase Agreement.
               6.3 No Control. The provisions of this agreement shall not, between the date of this agreement and the Closing
Date, be deemed to give the Buyer the right, directly or indirectly, to control, supervise or direct, or attempt to control, supervise or direct, the operations of either of the Stations, but such operations shall be solely the responsibility of the Sellers and the Company and, subject to the provisions of this agreement, shall be in their complete discretion.
               6.4 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and pre-paration of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.
               6.5 Access to Information. Prior to the closing, the Buyer and its representatives and advisors and proposed providers of financing to the Buyer and their respective representatives and advisors may make such investigation of the property, assets and businesses of the Company as it may desire, and the Sellers and the Company shall give to the Buyer and to its counsel, accountants and other representatives and advisors, and to proposed providers of financing to the Buyer and their respective representatives and advisors, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the assets, books, properties, commitments, agreements, records and files of the Company and to the Company's executive personnel and the Sellers and the Company shall furnish to the Buyer and such other persons during that period all documents and copies of documents and information concerning the properties, businesses and affairs of the Company as the Buyer or such other persons reasonably may request. The
Buyer shall hold, and shall cause its representatives and advisors to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential except to the extent that (a) such information was known by the recipient when received, (b) such information and documents are or hereafter become lawfully obtainable from other sources, (c) it is necessary to disclose such information or documents to a governmental agency, (d) any requirement of law, legal process or governmental rule or regulation requires otherwise or (e) such duty as to confidentiality is waived by the Company. If the purchase and sale contemplated by this agreement is not consummated for any reason, the Buyer and its representatives and advisors shall return to the Sellers all such information and documents and any copies as soon as practicable. The Sellers shall not disclose any confidential information with respect to the Stations to any third party except to its counsel, accountants and other representatives and its lenders and their representatives and as otherwise required by applicable laws, including the securities laws. The Buyer's and the Sellers' obligations under this section shall survive the termination of this agreement.
               6.6  Consents; Assignment of Agreements.  The
Sellers shall use reasonable efforts (but shall not be required to make any payment other than its incidental out-of-pocket expenses or any mandatory filing, consent or similar fee to a governmental authority) to obtain at the earliest practicable date all consents and approvals referred to in section 4.6.
               6.7 Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement. The parties hereto agree to use reasonable efforts to cause each of the conditions set forth in sections 7.1 and 7.2 to be satisfied. The parties hereto agree to timely file all applications, reports and other submissions in such form and with such information as may be required by the Commission in connection with the transactions contemplated by this agreement or the renewal of any FCC license, including, without limitation, renewal applications and transfer applications, and to effect all necessary filings contemplated by this agreement. Subject to section 6.5, for a period of three years after the closing, each party shall grant the other reason-able access during normal business hours upon reasonable prior notice to the books and records of that party relating to the period during which the other party operated the Stations (and the right, at the requesting party's expense, to make copies of relevant portions of such books and records) for the purpose of preparing any required public disclosure, completing any required audits or complying with any applicable law or governmental rule or request or as otherwise may be reasonably required.
               6.8 Additional Financial Statements. The Sellers shall promptly deliver to the Buyer copies of all weekly pacing reports and all monthly, quarterly or annual financial statements relating to the Stations that may be prepared during the period from the date of this agreement to the Closing Date. All financial statements delivered pursuant to this section 6.8 shall be in accordance with the books and records of the Company.
               6.9  Employee Benefit Plans.  Prior to the
closing, Sellers shall take all actions necessary or desirable to transfer to the Company all Employee Benefit Plans maintained for the benefit of the employees (whether current or former) of the Stations or their beneficiaries other than the 401(k) Plan.
Without limiting the generality of the foregoing, prior to closing Sellers shall (i) cause the Company to become the "plan sponsor" and "plan administrator" of the Employee Benefit Plans other than the 401(k) Plan, (ii) make a contribution to the 401(k) Plan in an amount consistent with contributions in prior years, and (iii) terminate the 401(k) Plan. Sellers shall be responsible for any payment to Massachusetts Mutual Life
Insurance Company, including, but not limited to, adjustments due to changes in market rates or penalties, which otherwise would be deducted from 401(k) Plan participants' accounts as a result of the termination of the 401(k) Plan. It is the intent of the Buyer to provide to the employees of the Stations (and their beneficiaries) for a period of one year after the closing benefits that in the aggregate are no less favorable than the benefits provided under the Employee Benefit Plans in effect prior to closing. The foregoing statement of the Buyer's intent shall not limit the Buyer's right to change such intent or the benefits to be provided to any employee of the Company at any time after the closing, it being understood that in any event during the first 12 months after the closing the compensation and benefits for such employees shall in the aggregate be, in the Buyer's food faith judgment, no less favorable than the compensation and benefits provided to the employees of the other television stations owned by the Buyer. For a period of six months after the closing the Buyer shall not reduce the severance amounts payable to employees pursuant to the Company's severance plan. The Buyer shall provide, or cause the Company to provide, for all purposes (including, without limitation, eligibility purposes and for purposes of calculating the amount of benefits), past service credit (for service performed for, or otherwise recognized by, the Company, Sellers, affiliates of the Company and Sellers and their respective predecessors) to employees under the severance, sick pay, vacation and similar plans of the Company, Sellers or their affiliates.
               6.10 Other Action. No party to this agreement shall take any action that would result in any of its representations and warranties not being true as of the Closing
Date. Each of the parties to this agreement shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the sale and purchase under this agreement.
               6.11  Non-Solicitation.  After the closing,
Sellers shall not, directly or indirectly, solicit for employment, employ, hire or attempt to hire as an independent contractor or consultant any individual who has been an employee of the Stations at any time during the one-year period before the closing except with the prior consent of Buyer.
               6.12 No Other Bids. The Company and Sellers will not, and will not authorize any of its officers, directors, employees, agents and other representatives ("Company
Representatives") to, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal or offer from any person or entity which constitutes, or may reasonably be expected to lead to, (i) the acquisition of any significant portion of the capital stock or other equity securities, or any significant portion of the assets, of the Company or the Stations (including any acquisition structured as a merger, consolidation, recapitalization, business combination or share exchange) or (ii) the incurrence of indebtedness for purposes of redeeming any capital stock or equity securities of the Company. The Company and the Sellers shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any person or entity conducted heretofore by the Company, either the Sellers or any Company Representatives with respect to any of the foregoing.
               6.13  Taxes.  From the date of this agreement
through the Closing Date, the Company shall timely file any tax returns required to be filed by it and shall pay any taxes that become due and payable as such taxes become due and payable.
Prior to filing the consolidated tax return for the Company for the tax year ended October 31, 1996, the Sellers shall consult with the Buyer (and the Buyer's accountants) with respect to the preparation of the return. Promptly after filing the consolidated tax return for the consolidated group that includes the Company for the year in which the closing occurs, the Sellers shall deliver a copy of the return to the Buyer (and the Buyer's accountants). Buyer and its accountants shall have a period of 30 days after receipt of such a copy (the "Review Period") to review such tax return. Sellers will (and will cause the Accountants to) provide Buyer and its accountants all information (including work papers) which Buyer or its accountants may reasonably request relating to such tax return, any position taken thereon or any liability which may arise thereunder. If the Buyer (and its accountants) determine that it is reasonable to expect that the tax liability with respect to such return would exceed the amount of tax liability, if any, shown on the return as prepared by Seller, then the Buyer's accountants and the Accountants shall seek to resolve the dispute. If the Buyer's accountants and the Accountants are unable to resolve any dispute within 30 days, the dispute shall be referred to a third
"Big 6" accounting firm jointly selected by Buyer and Sellers (or if they are unable to agree, to KPMG Peat Marwick) to determine if it is reasonable to expect that the tax liability with respect to such return would exceed the amount shown on the return prepared by Sellers, and if so, by how much. Each party shall make available to the third accounting firm and to each other all information relevant to the determination and shall have an opportunity to present its case to the accounting firm. If the Buyer's accountants and the Accountants agree on any change in the final return that would increase the tax liability for that return, or if the third accounting firm determines there should be any change in the final return that would increase the tax liability for that return, then either (a) the Sellers shall amend the final return accordingly and pay any resulting tax liability, or (b) there shall be retained in the Indemnity Escrow Account that portion of the Indemnity Escrow Amount not previously paid to Buyer equal to the amount of such potential additional liability until the statute of limitations on the final return has expired. No portion of the Indemnity Escrow
Amount shall be distributed to Sellers until the consolidated tax return described in the third sentence of this section 6.13 has been filed and either (i) the Review Period has lapsed without Buyer disputing any position taken on such tax return or (ii) all such disputes have been resolved and the actions described in clause (a) or (b) above (including an appropriate amendment to the Indemnity Escrow Agreement, in the case of the actions described in clause (b) above) have been effected.
               6.14 Indemnification for Litigation. Subject to sections 9.1, 9.3, 9.4 and 9.5, the Sellers shall jointly and severally indemnify and hold harmless the Buyer against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) that the Buyer may suffer, sustain or become subject to as a result of any claims or litigations set forth on schedule 4.15 and any claims or litigations against the Company relating to the operation of the Stations that may arise between the date of this agreement and the Closing Date (the "Business Litigations"). With respect to each Business Litigation of which Sellers give Buyer written notice prior to the closing, the Sellers and the Buyer shall negotiate in good faith to reach an agreement with respect to each Business Litigation under which, in exchange for a payment by the Sellers, the Buyer shall release the Sellers from their indemnification obligation with respect to that Business Litigation. If such an agreement cannot be reached with respect to any Business Litigation, the Sellers shall not be released from their indemnification obligation with respect to such Business Litigation. Neither the indemnity described in the first sentence of this section nor Buyer's obligation to enter into such negotiation shall be deemed to limit the condition set forth in section 7.1(a).
               6.15  Accounts Receivable.
                    (a)  Promptly after the closing, the Company
shall prepare a list of the accounts receivable of the Company that are outstanding for more than 120 days as of the Determination Time (the "Collected Accounts Receivable"). For a period of five months after the Closing, the Company, as Sellers' agent, shall, without compensation, use reasonable efforts to collect (and have the exclusive right to collect) the Collected Accounts Receivable for Sellers. Within 10 days after the last day of each month during the five-month period, the Company shall remit to Sellers the amount collected by the Company during that month with respect to the Collected Accounts Receivable. Within
10 days after the last day of each month during the five-month period, the Company shall provide Sellers with a report setting forth the Collected Accounts Receivable collected by the Company during the preceding month. The Company shall furnish Sellers with such records and other information as Sellers may reasonably require to verify the amounts collected by the Company with respect to the Collected Accounts Receivable.
                    (b)  For the purpose of determining amounts
collected by the Company with respect to the Collected Accounts Receivable, if the intended application of any collections is specified by the remitting account debtor, then such collections shall be applied as such account debtor has specified; if the remitting account debtor does not so indicate, then (i) in the absence of a bona fide dispute between an account debtor and the Company relating to a Collected Account Receivable, such collections shall first be applied to Collected Accounts
Receivable due from that account debtor, and (ii) any amount received by the Company which is from an account debtor who claims to have a bona fide dispute with the Company relating to a Collected Account Receivable shall be deemed to have been received with respect to accounts receivable of the Company which are not Collected Accounts Receivable to the extent of such dispute.
                    (c)  The Company shall not be required to
retain a collection agency, bring any suit, or take any action out of the ordinary course of business to collect any of the Collected Accounts Receivable. The Company shall not compromise, settle or adjust the amount of any of the Collected Accounts
Receivable without the written consent of Sellers.
          7.   Conditions Precedent to Closing.
               7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase of the Stock under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Buyer):
                    (a)  all representations and warranties of
the Sellers under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made again at and as of that time (without regard to any materiality qualification contained in or otherwise applicable to such representations and warranties), with such exceptions as do not and could not reasonably be expected to in the aggregate have a Material
Adverse Effect;
                    (b)  the Company and the Sellers shall have
performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by them prior to or at the closing (in each case without regard to any materiality qualifications in such obligations, covenants and conditions);
                    (c)  the Commission shall have given all
requisite approvals and consents relating to the sale of the Stock (the "FCC Approvals"), without any condition or qualification which has, had or which reasonably could be expected to have a Material Adverse Effect and such approvals shall have become a Final Order (as defined below);
                    (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated;
                    (e)  the Sellers shall have duly received,
without any condition which has, had or which reasonably could be expected to have a Material Adverse Effect, all consents and ap-provals referred to in schedule 7.1(e);
                    (f)  all Liens on the Stock or the assets of
the Company, or the Stations, including the Lenders', shall have been released;
                    (g)  there shall not be in effect an in-
junction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;
                    (h)  the Sellers shall have delivered to
Buyer the certificates, opinions and documents set forth in
section 8.1;
                    (i)  the Indemnity Escrow Agreement and the
Working Capital Escrow Agreement (and the Litigation Escrow
Agreement, if required by section 10.3) shall have been executed and delivered by the parties thereto and shall be in full force and effect;
                    (j)  the consolidated tax return for the
Company for the year ended October 31, 1996 shall have been filed; and
                    (k) the Buyer shall have been furnished with a certificate of an officer of each of the Sellers, dated the Closing Date, in form and substance satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 7.1(a) and (b).
                    For the purpose of this agreement, "Final
Order" means action by the Commission (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the Commission on its motion, is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communications
Act of 1934 and the rules and regulations of the Commission, has expired (or if any such appeal, request, petition or similar document has been filed, a Commission order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).
               7.2 Conditions Precedent to the Obligations of the Sellers. The Sellers' obligation to consummate the sale of the Stock under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Sellers):
                    (a)  all representations and warranties of
the Buyer under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this agreement;
                    (b)  the Buyer shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;
                    (c)  the Commission shall have given all
requisite approvals and consents relating to the sale of the Stock, without any condition or qualification materially adverse to the Sellers, to the acquisition of control of the Stations by the Buyer as provided in this agreement;
                    (d) all applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated;
                    (e)  the Buyer shall have paid the amounts
payable at the closing in accordance with sections 2.3(a) and (b) and the Lenders shall have released their lien on the Stock in exchange for payment to the Lenders of a portion of the net proceeds of the sale of the Stock;
                    (f)  there shall not be in effect an in-
junction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;
                    (g)  the Sellers shall have delivered to
Buyer the certificates, opinions and documents set forth in
section 8.1; and
                    (h)  the Indemnity Escrow Agreement and the
Working Capital Escrow Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect; and
                    (i)  the Sellers shall have been furnished
with a certificate of an officer of the Buyer, dated the Closing
Date, in form and substance satisfactory to the Sellers, certifying to the fulfillment of the conditions set forth in sections 7.2(a).
               7.3 Renewal Application. An application for the renewal of the main station license for station WTWO in Terre
Haute, Indiana must be filed with the Commission or before on April 1, 1997. If the closing does not occur before the date of such filing, then the closing shall not occur until after the renewal of such main station license has been granted by the Commission and, if the Buyer so requires, has become a Final
Order, except that if the Commission grants the FCC Approvals
(without any condition or qualification which has had or which reasonably could be expected to have a Material Adverse Effect) prior to the date of such filing but the FCC Approvals shall not have become a Final Order prior to such date, then the closing shall occur not later than 10 business days after the last of the conditions specified in sections 7.1(c), (d) and (e) and 7.2(c) and (d) has been fulfilled (or waived).
          8.   Transactions at the Closing.
               8.1 Documents to be Delivered by the Sellers. At the closing, the Sellers shall deliver to the Buyer (or the appropriate escrow agent, as described in section 8.1(l)) the following:
                    (a)  stock certificates representing all of
the outstanding shares of capital stock of the Company as of the Closing Date, free and clear of any Lien, duly endorsed in blank or accompanied with stock transfer powers and with any requisite stock transfer tax stamps attached;
                    (b)  an opinion of Proskauer Rose Goetz &
Mendelsohn LLP, counsel to the Sellers, dated the Closing Date, in substantially the form of exhibit 8.1(b);
                    (c)  an opinion of Wiley, Rein & Fielding,
Commission counsel to the Sellers, dated the Closing Date, in substantially the form of exhibit 8.1(c);
                    (d)  the certificate referred to in section
7.1(k);
                    (e)  copies of all consents and approvals
received pursuant to section 6.6;
                    (f)  resignations of each director and each
officer of the Company;
                    (g)  a certificate from each Seller in the
form set forth in Treasury Regulations section 1.1445-2(b)(2)(iii) that such Seller is not a foreign person within the meaning of such section;
                    (h)  a payoff letter from the Lenders and
UCC-3 termination statements terminating the Lenders' security interest in the Stock;
                    (i)  a release of the Company from each
Seller of any liability for any inter-company indebtedness or any management fees or consulting fees payable to such Seller or its affiliates;
                    (j)  all minute books and stock records of
the Company;
                    (k)  a reliance letter (in form reasonably
acceptable to Buyer) from the firm that performed the Phase One Environmental Assessments on the real property owned by the Company allowing the Buyer (and its lenders) to rely on such Assessments;
                    (l)  wire transfer of the Sellers' Working
Capital Escrow Amount to the Working Capital Escrow Agent (and wire transfer of the Litigation Escrow to the Litigation Escrow
Agent, if required by section 10.3); and
                    (m)  any other instruments or certificates
Buyer may reasonably request consistent with the terms of this agreement.
               8.2 Documents to be Delivered by the Buyer. At the closing, the Buyer shall deliver to the Sellers the following:
                    (a)  wire transfer of funds in the amount
provided in section 2.3(b) (and the Buyer shall also deliver the Indemnity Escrow Amount to the Indemnity Escrow Agent and the
Buyer's Working Capital Escrow Amount to the Working Capital
Escrow Agent);
                    (b)  an opinion of Kirkland & Ellis, counsel
to the Buyer, dated the Closing Date, in substantially the form of exhibit 8.2(b);
                    (c)  a copy of resolutions of the general
partner of the Buyer authorizing the execution, delivery and performance of this agreement by the Buyer, and a certificate of the general partner of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;
                    (d)  the certificate referred to in section
7.2(i); and
                    (e)  any other instruments or certificates
Sellers may reasonably request consistent with the terms of this agreement.
               8.3 Documents to be Executed at Closing. At the closing, Buyer and the Sellers shall execute and deliver the Indemnity Escrow Agreement, the Working Capital Escrow Agreement and, if required by section 10.3, the Litigation Escrow
Agreement.

          9.   Survival of Representations and Warranties;
Indemnification.
               9.1 Survival. All representations and warranties of the Sellers and the Buyer contained in this agreement shall survive the Closing Date and shall not be affected by any examination made for or on behalf of, or any notice to (except as provided in the following sentence), the Company, any Seller or Buyer, the knowledge of Buyer, the Company, any Seller or any of their respective officers, directors, stockholders, partners, employees, agents or other representatives. No party shall be liable to the others for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered prior to six months after the Closing Date. Any notice of a claim for misrepresentation or breach of warranty shall state specifically, to the extent then known to the claiming party, the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim.
               9.2 Indemnification. (a) Subject to sections 9.1, 9.3 and 9.4, the Sellers shall jointly and severally indemnify and hold harmless the Buyer against all loss, liability, damage (including diminution in value) or expense (including reasonable fees and expenses of counsel), that the Buyer may suffer, sustain or become subject to as a result of
(i) any misrepresentation by the Sellers contained in this agreement or in the certificate delivered pursuant to section 7.1(k), (ii) any breach by the Company or the Sellers of any warranty, covenant or other agreement contained in this agreement or (iii) any of the matters set forth on schedule 4.15 except as otherwise may be agreed by Buyer and Sellers as provided in section 6.14. Any loss, liability, damage or expense that Buyer may suffer as a result of any misrepresentation or breach of warranty, covenant or other agreement, shall be determined without regard to any materiality qualification contained in or otherwise applicable to such representation, warranty, covenant or other agreement.
                    (b)  Subject to sections 9.1 and 9.3, the
Buyer shall indemnify and hold harmless the Sellers against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) that the Sellers may suffer, sustain or become subject to as a result of any misrepresentation by the Buyer or any breach by the Buyer of any warranty, covenant or other agreement contained in this agreement.
                    (c)  Any payments pursuant to this section
9.2 shall be treated by the parties as an adjustment to the purchase price for the Stock.
               9.3 Limitation on Liability. Notwithstanding anything to the contrary in this agreement, neither the Sellers nor the Buyer shall be liable to the other for misrepresentation or breach of warranty except to the extent that the aggregate amount of loss, liability, damage and expense incurred as a result of all such misrepresentations and breaches of warranty exceeds the sum of $200,000 (except that such $200,000 "basket" amount shall not apply to losses, liabilities, damages or expenses resulting from misrepresentation or breach of warranty in section 4.5 or 13.2). The amount of any damage for misrepresentation or breach of warranty shall be reduced for any actual reduction in tax liability as and when obtained.
               9.4  Further Limitation on Liability.
Notwithstanding anything to the contrary in this agreement, except with respect to liability for misrepresentation or breach of warranty in section 4.5 or 13.2, after the closing the aggregate liability of the Sellers to the Buyer for indemnification or otherwise under this agreement shall be limited solely to the funds held in the Indemnity Escrow Account, the Working Capital Account and the Litigation Escrow and after the closing the Buyer shall have no other recourse against either of the Sellers or any of the partners of TCS Television Partners, L.P. with respect to such indemnity obligations or otherwise (including any claim based on any other theory of liability, including, without limitation, fraud) arising under this agreement. With respect to the funds held in the Indemnity Escrow Account, the Buyer shall be entitled pursuant to this section 9 to any amount in excess of $750,000 (the "Excess Amount") only to the extent that the loss, liability, damage or expense suffered by the Buyer resulted from a willful breach of covenant or other agreement by the Company or the Sellers or a misrepresentation or breach of warranty by the Sellers of which the Company or the Sellers had knowledge prior to the closing.
               9.5 Conditions of Indemnification for Third Party Claims. The obligation and liabilities of the parties under this agreement with, as a result of, or relating to, claims of third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims"), shall be subject to the following terms and conditions:
                    (a)  The party or parties entitled to be
indemnified hereunder (the "Indemnified Party") shall give the party or parties obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms of this agreement, the Indemnifying Party may undertake the defense of that claim by representatives chosen by it. The Indemnified Party at any time may participate in such defense at its own expense. Any such notice of a Third Party Claim shall identify with reasonable specificity, to the extent known, the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim. Failure to give prompt notice of any Third Party Claim shall only relieve the Indemnifying Party of its indemnification obligation to the extent that it is actually prejudiced by the delay in notice.
The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession. Notwithstanding the foregoing, the Sellers shall not be entitled to undertake the defense of any action if the aggregate damages sought in that action and all other actions being defended by Sellers under this section 9 and all other claims asserted against Sellers under this section 9 would exceed the Indemnity Escrow Amount or the portion of the Indemnity Escrow Amount available to satisfy those actions and claims giving effect to section 9.4 unless the Sellers agree to waive any limitation on their liability for indemnifications with respect thereto and, in the case of actions referred to in the following sentence, the Sellers agree to indemnify the Buyer for all losses, liabilities, damages and expenses relating thereto (including future lost profits). For purposes of the preceding sentence, the aggregate damages sought in an action shall equal the sum of the actual money damages sought plus a reasonable estimate of the loss, liability, damage or expense that the Buyer would incur as a result of any injunctive or other non-monetary remedies sought (including for this purpose only future lost profits of the Buyer).
                    (b)  If the Indemnifying Party, within a
reasonable time after notice of any such Third Party Claim, does not assume the defense in accordance with section 9.5(a), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to the defense of such Third Party Claim in accordance with section 9.5(a) at any time prior to settlement, compromise or final determination thereof, provided, however, that at the time of the assumption of defense the Indemnifying Party shall acknowledge in writing its obligation to indemnify in accordance with the terms of this agreement and shall reimburse the Indemnified Party for its reasonable, actual, documented out-of-pocket expenses incurred prior to the assumption of defense by the Indemnifying Party.
                    (c)  Anything in this section 9.5 to the
contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim.

          10.  Termination.
               10.1 Termination.  Except with respect to
provisions that expressly survive termination, this agreement may be terminated:
                    (a)  by written agreement of the Buyer and
the Sellers;
                    (b)  by the Buyer or the Sellers, by notice
to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this agreement incapable of fulfillment; or
                    (c)  by the Buyer as provided in section 11;
                    (d)  by the Buyer or the Sellers, by notice
to the other, if the Commission designates for a hearing the application for Commission consent contemplated by this agreement;
                    (e)  by the Buyer or the Sellers, by notice
to the other, if the closing has not occurred by September 30, 1997, subject to postponement pursuant to section 11, provided that the terminating party (and in the case of Sellers, the Company and each Seller) is not in material breach of the terms of this agreement; or
                    (f)  by the Buyer as provided in section 10.3
or section 10.4.
               10.2 Liability. The termination of this agreement under section 10.1 shall not relieve any party of any liability for breach of this agreement prior to the date of termination.
               10.3 Litigation Against Transaction.
Notwithstanding anything to the contrary in this agreement, if any person or entity (other than Buyer or an affiliate of Buyer) commences an action (the "Action") challenging the transactions contemplated by this agreement and names the Buyer or the Company as a party in the Action, then the Buyer shall not be required to consummate the transactions contemplated by this agreement unless either (a) the Action is terminated, by settlement or by a court decision that is final and not subject to appeal, (b) each of the Buyer and Company is dismissed with prejudice as a party to the Action, and the dismissal is final and not subject to appeal, or
(c) the Sellers deposit in escrow (the "Litigation Escrow"), with the Escrow Agent (the "Litigation Escrow Agent") pursuant to an escrow agreement (the "Litigation Escrow Agreement") reasonably satisfactory to the Buyer and the Sellers, the greater of (i) $3,000,000 (the "Minimum Deposit") or (ii) the Maximum Amount, determined as provided below, which deposit Sellers shall make at the Closing if the conditions in clause (a) and (b) above do not exist at such time (except as provided below). If the Action is commenced, the Sellers shall promptly thereafter provide to the Buyer copies of all pleadings in the Action and all other information or documents relating to the Action, and the Sellers' attorneys and the Buyer's attorneys shall consult with respect to the facts relating to the Action and the legal bases for the Action. Based on the foregoing, the Sellers and the Buyer shall negotiate in good faith whether the Minimum Deposit is sufficient, or, if not, the maximum amount of the loss, liability, damage or expense (including reasonable attorneys'
fees) that it is reasonable to expect that the Buyer and/or the Company would incur as a result of the Action (the "Maximum Amount"). If by the third business day after FCC Approval or within 10 business days after the commencement of the Action, whichever is later, the Buyer and the Sellers are unable to agree that the Minimum Deposit is sufficient or on the Maximum Amount, then on the next business day each of the Buyer and the Sellers shall notify the other in writing of its determination of the Maximum Amount, and the Maximum Amount shall be determined by an arbitrator designated by the Buyer and the Sellers from the Judicial Arbitration and Mediation Services in New York, New York (or if they fail to agree, designated by the Judicial Arbitration and Mediation Services) pursuant to the rules of the Judicial Arbitration and Mediation Services (or if the Judicial Arbitration and Mediation Services is no longer providing arbitration services, by a comparable mediation service selected by Sellers reasonably acceptable to Buyer). Either or both of Buyer and Sellers shall promptly contact the Judicial Arbitration and Mediation Service and the parties shall use their respective best efforts to cause the arbitrator to be selected and the determination of the Maximum Amount to be made within 30 days. The arbitrator shall be given the following instructions: First, determine if there is a reasonable possibility, based on the facts relating to the Action and the legal bases for the Action, that the Buyer and/or the Company would suffer any such loss, liability, damage or expense as a result of the Action; and second, if you determine there is such a reasonable possibility, then determine the Maximum Amount. The determination of the Maximum Amount by each of the parties shall not be disclosed to the arbitrator. Each party shall make available to the arbitrator and to each other all information relevant to the arbitration and shall have an opportunity to present its case to the arbitrator. The cost of the arbitration shall be borne by Sellers. If the Maximum Amount determined in accordance with the foregoing procedure is less than the Minimum Deposit, the Sellers shall deposit the Minimum Amount in the Litigation Escrow; if the Maximum Amount as so determined exceeds the Minimum Deposit, then, within 10 days after the determination of the Maximum Amount, the Sellers shall determine and shall notify the Buyer whether they are willing to deposit the Maximum Amount in the Litigation Escrow (if Sellers do not give such notice, they shall be deemed to have elected not to deposit the Maximum Amount). If the Sellers so indicate that they are willing to deposit the Maximum Amount in the Litigation Escrow, the Sellers shall do so at closing and the Buyer shall have no right to terminate this agreement as a result of the Action (so long as the condition set forth in Section 7.1(g) is satisfied at the time of the closing); if the Sellers elect not to deposit the Maximum Amount in the Litigation Escrow, the Buyer may elect, by notice to the Sellers within 10 days of the notice from the Sellers, to terminate this agreement (and if the Buyer fails to give such notice of termination timely, the Buyer shall have no right to terminate this agreement as a result of the Action). Upon such termination, neither Buyer nor Sellers shall have any obligations
or liabilities under this agreement.   The determination by the
parties or by the arbitrator of the Maximum Amount shall be solely for purposes of determining the Buyer's right to terminate this agreement pursuant to this section 10.3, and such determination shall have no res judicata, collateral estoppel or other effect for any other purpose or as to any other party. The Buyer may also elect, by notice to the Sellers given not later than five days after the determination of the Maximum Amount, to terminate this agreement if, as a result of the commencement of the Action, and despite the deposit in escrow of the Minimum Deposit or the Maximum Amount, the lenders that were to provide financing to the Buyer to consummate the transactions contemplated by this agreement (a) refuse to provide such financing or (b) materially increase the cost to Buyer for the financing (or otherwise modify the terms of the financing in a manner materially adverse to the Buyer).
               10.4 Network Affiliation Agreement. The Company has notified the Buyer that it intends to give notice of termination on or prior to January 31, 1997, effective July 31, 1997, of the network affiliation agreement between station KQTV and Capital Cities ABC, Inc. The Company may negotiate with any of the four largest networks the terms of a new primary affiliation agreement with respect to KQTV effective August 1, 1997, and the Buyer shall have the right to participate in those negotiations or to hold any separate negotiations with any such network. Through April 30, 1997, the Company shall not enter into any new affiliation agreement (other than any such agreement which by its terms will cease to be effective upon the closing) without the consent of the Buyer. If by April 30, 1997 the Company has not entered into a new primary network affiliation agreement with respect to KQTV with the Buyer's consent, thereafter the Company may enter into a new primary network affiliation with respect to KQTV with any such network without the Buyer's consent. Notwithstanding the foregoing, if as a result of the negotiations with a network by the Company or by the Buyer, a network has proposed a new network affiliation agreement with respect to KQTV on terms satisfactory to the Buyer and the Buyer has requested that the Company enter into such agreement, but the Company has refused to enter into such agreement, then the Buyer may elect, by notice to the Sellers, to terminate this agreement. The Buyer may also elect, by notice to the Sellers, to terminate this agreement if the Company fails to give notice of termination as provided in the first sentence of this section or if the Company enters into a new affiliation agreement in breach of the third sentence of this section.

          11. Risk of Loss. The risk of loss or damage to any of the assets of either of the Stations or the Company shall be on the Company and Sellers prior to the closing and thereafter shall be on the Buyer. If any material tangible asset of either of the Stations or the Company is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss"), the Sellers shall immediately notify Buyer in writing of the Event of Loss. The notice shall specify with particu-larity the loss or damage incurred, the cause of the Event of Loss, if known or reasonably ascertainable, and the applicable insurance coverage. The Sellers shall cause the Company to take reasonable efforts to repair, replace or restore the asset. If the asset so damaged or destroyed cannot be repaired, replaced or restored by the scheduled date of the closing but can be accomplished within 90 days after that date, the Buyer may elect, by written notice to the Sellers within 20 days after notice of the Event of Loss, to postpone the date of the closing for up to that 90-day period to allow the Company an opportunity to complete the repair, replacement or restoration of the asset or to close the transaction on the scheduled date of the closing and accept the damaged asset as is (and any applicable insurance proceeds). If the Sellers seek to repair, replace or restore the damaged asset and repair, replacement or restoration cannot be accomplished within that 90-day period, the Buyer may elect, by written notice to the Sellers within 10 days after the end of the 90-day period:
                    (a)  to close the transaction, accept the
damaged asset as is and receive from the Sellers any applicable insurance proceeds together with (by means of a reduction in the amount payable to Sellers at the closing) any additional amounts necessary to complete the repair, replacement or restoration of the damaged assets; or
                    (b)  to terminate this agreement without
liability, in which event the Escrow Agent shall return the Deposit to Buyer.
                    If the date of the closing is postponed
beyond the time specified in section 3.2, the parties shall amend their application or applications to the Commission to request an extension of the date of closing.

          12.  Definitions
               As used in this agreement, the following terms have the following definitions:
          "401(k) Plan" has the meaning specified in section
4.22.
          "Accountants" has the meaning specified in section 2.2. "Base Amount" has the meaning specified in section 1.1. "Buyer" has the meaning specified in the introduction to this agreement.
          "Buyer's Estimate" has the meaning specified in section
2.4.
          "Buyer's Working Capital Escrow Amount" has the meaning specified in section 2.6.
          "Cable Act Requirements" has the meaning specified in
section 4.7.
          "Closing Date" has the meaning specified in section
2.1.
          "COBRA" has the meaning specified in section 4.22. "Code" has the meaning specified in section 4.22. "Commission" has the meaning specified in section 4.7. "Company Representatives" has the meaning specified in section 6.12.
          "Company" has the meaning specified the introduction to this agreement.
          "Current Assets" has the meaning specified in section
2.1.
          "Deposit" has the meaning specified in section 2.5. "Determination Time" has the meaning specified in section 2.1.
          "ERISA" has the meaning specified in section 4.22. "Escrow Agent" has the meaning specified in section
2.5.
          "Escrow Agreement" has the meaning specified in section
2.5.
          "Event of Loss" has the meaning specified in section
11.
          "FCC Application" has the meaning specified in section
6.1.
          "FCC Licenses" has the meaning specified in section
4.7.
          "Final Order" has the meaning specified in section 7.1. "HSR Act" has the meaning specified in section 6.1. "Indemnified Party" has the meaning specified in section 9.5.
          "Indemnifying Party" has the meaning specified in
section 9.5.
          "Indemnity Escrow Account" has the meaning specified in
section 2.3.
          "Indemnity Escrow Agent" has the meaning specified in
section 2.3.
          "Indemnity Escrow Agreement" has the meaning specified in section 2.3.
          "Indemnity Escrow Amount" has the meaning specified in
section 2.3.
          "IRS" has the meaning specified in section 4.22. "Leased Property" has the meaning specified in section
4.25.
          "Leases" has the meaning specified in section 4.25. "Lenders" has the meaning specified in section 2.1. "Liabilities" has the meaning specified in section 2.1. "Lien" has the meaning specified in section 4.5. "Market Cable System" means any United States of
America cable television system located within any Station's market, as defined in section 76.55 of the regulations of the Commission.
          "Material Adverse Effect" means a material adverse effect upon (i) the business, assets, operations or financial condition of the Company and Stations taken as a whole, (ii) the ability of the Company or Sellers to perform their respective obligations hereunder or consummate the transactions contemplated hereby, or (iii) the Buyer's ownership and rights with respect to the Stock or the Stations taken as a whole after the closing.
          "Materials of Environmental Concern" has the meaning specified in section 4.21.
          "Note Purchase Agreement" has the meaning specified in
section 2.1.
          "Owned Property" has the meaning specified in section
4.25.
          "Programming Agreements" has the meaning specified in
section 2.1.
          "Real Property" has the meaning specified in section
4.25.
          "Sellers Estimate" has the meaning specified in section
2.4.
          "Sellers" has the meaning specified in the introduction to this agreement.
          "Sellers Working Capital Escrow Amount" has the meaning specified in section 2.6.
          "Stations" has the meaning specified in the introduction to this agreement.
          "Stock" has the meaning specified in the introduction to this agreement.
          "Third Party Claims" has the meaning specified in
section 9.5.
          "Title Company" has the meaning specified in section
4.25.
          "Working Capital Escrow Account" has the meaning specified in section 2.6.
          "Working Capital Escrow Agent" has the meaning specified in section 2.6.
          "Working Capital Escrow Agreement" has the meaning specified in section 2.6.
          "Working Capital Escrow Amount" has the meaning specified in section 2.6.

          13.  Miscellaneous.
               13.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or three business days after mailing by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):


                    to the Buyer, to it at:

                    ABRY Partners, Inc.
                    18 Newbury St.
                    Boston, MA  02116
                    Attention:  Royce Yudkoff

                    with a copy to (which will not constitute notice for purposes of this agreement):

                    Kirkland & Ellis
                    Citicorp Center
                    153 East 53rd Street
                    New York, New York  10022
                    Attention:  John L. Kuehn, Esq.


                    if to either of the Sellers, to it at:

                    350 Park Avenue
                    16th Floor
                    New York, New York  10022
                    Attention:  I. Martin Pompadur

                    with a copy to (which will not constitute notice for purposes of this agreement):

                    Proskauer Rose Goetz & Mendelsohn LLP
                    1585 Broadway
                    New York, New York  10036
                    Attention:  Lawrence H. Budish, Esq.


               13.2 Brokers. Each of the Buyer and the Sellers represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement, except that the Sellers have retained and shall pay any fees payable to Furman Selz Incorporated.
               13.3 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement between them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement (including the schedules) and the certificate delivered pursuant to section 7.1(k), there are no representations or warranties by any party in connection with the transactions contemplated by this agreement.
               13.4 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.
               13.5 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed in New York.
               13.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.
               13.7 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other except that (a) prior to the filing of a transfer application with the Commission with respect to the sale of the Stock the Buyer may assign this agreement to any affiliate, (b) after the filing of such transfer application and prior to the closing the Buyer may assign this agreement to a person or entity only if such assignment would require only a pro forma amendment to the transfer application, and (c) at any time at or after the closing Buyer may assign this agreement to any purchaser of either Station or the Stock or any person or entity providing financing for the purchase of the Stock; any assignment pursuant to clause (a) or (b) shall be pursuant to an assignment agreement reasonably satisfactory to Sellers.
               13.8 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the others.
               13.9 Jurisdiction. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this agreement and, by execution and delivery of this agreement, each of the parties to this agreement submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with section 12.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement. These consents to jurisdiction shall not be deemed to confer rights on any person or entity other than the parties to this agreement.
               13.10  Specific Performance.  The Sellers
acknowledge that each of the Stations is of a special, unique and extraordinary character, and that any breach of this agreement by the Sellers could not be compensated for by damages.
Accordingly, if the Company or the Sellers breach any of their material obligations under this agreement the Buyer shall be entitled, in addition to any other remedies that it may have, subject to obtaining approval of the Commission, to enforcement of this agreement by a decree of specific performance requiring the Sellers to fulfill their respective obligations under this agreement.
               13.11 Third-Parties. No person or entity shall be a third-party beneficiary of this agreement. Without limiting the foregoing, no employee or former employee, nor any beneficiary or dependent of any employee or former employee, of the Company shall be a third-party beneficiary of section 6.9.
               13.12  Counterparts.  This agreement may be
executed in any number of counterparts, which together shall constitute one and the same instrument.


          IN WITNESS, the undersigned have caused this Agreement to be executed as of the date first written above.


                              NEXSTAR BROADCASTING GROUP, L.L.C.



                              By:
                                   Name:
                                   Title:



                              TCS TELEVISION PARTNERS, L.P.




                              By:
                                   Name:
                                   Title:



                              TCS TELEVISION, INC.



                              By:
                                   Name:
                                   Title:



                              FABRI DEVELOPMENT CORP.



                              By:
                                   Name:
                                   Title:


                       Table of Contents

                                                             Page

1.    Sale and Purchase of Stock . . . . . . . . . . . . . . .  1
      1.1     Sale of Stock to Buyer . . . . . . . . . . . . .  1

2.    Adjustment of Base Amount; Payment of Purchase Price . .  1
      2.1     Adjustment of Base Amount. . . . . . . . . . . .  1
      2.2     Determination of Adjustment to Base Amount . . .  3
      2.3     Payment of Purchase Price. . . . . . . . . . . .  4
      2.4     Estimate of Adjustment . . . . . . . . . . . . .  5
      2.5     Deposit. . . . . . . . . . . . . . . . . . . . .  6
      2.6     Working Capital Escrow . . . . . . . . . . . . .  7

3.    Closing. . . . . . . . . . . . . . . . . . . . . . . . .  7
      3.1     Date of Closing. . . . . . . . . . . . . . . . .  8
      3.2     Outside Date for Closing . . . . . . . . . . . .  8

4.    Representations and Warranties by the Sellers. . . . . .  8
      4.1     The Sellers' Organization and Authority. . . . .  8
      4.2     Authorization of Agreement . . . . . . . . . . .  9
      4.3     The Company's Organization . . . . . . . . . . .  9
      4.4     Capitalization of the Company; No Out-
              standing Options . . . . . . . . . . . . . . . .  9
      4.5     Ownership of the Company's Shares. . . . . . . . 10
      4.6     Consents of Third Parties. . . . . . . . . . . . 10
      4.7     FCC Licenses . . . . . . . . . . . . . . . . . . 11
      4.8     Call Letters . . . . . . . . . . . . . . . . . . 14
      4.9     Ownership of Assets. . . . . . . . . . . . . . . 14
      4.10    Financial Statements . . . . . . . . . . . . . . 14
      4.11    Taxes. . . . . . . . . . . . . . . . . . . . . . 15
      4.12    Absence of Certain Changes . . . . . . . . . . . 17
      4.13    Commission Reports . . . . . . . . . . . . . . . 18
      4.14    Intangible Assets. . . . . . . . . . . . . . . . 18
      4.15    Litigation; Compliance with Laws . . . . . . . . 18
      4.16    List of Agreements, etc. . . . . . . . . . . . . 19
      4.17    Agreements Regarding Employees . . . . . . . . . 20
      4.18    Status of Agreements . . . . . . . . . . . . . . 21
      4.19    Insurance. . . . . . . . . . . . . . . . . . . . 21
      4.20    Labor Matters. . . . . . . . . . . . . . . . . . 21
      4.21    Environmental Matters. . . . . . . . . . . . . . 22
      4.22    ERISA. . . . . . . . . . . . . . . . . . . . . . 23
      4.23    Powers of Attorney . . . . . . . . . . . . . . . 24
      4.24    Certain Transactions . . . . . . . . . . . . . . 24
      4.25    Real Property. . . . . . . . . . . . . . . . . . 25

5.    Representations and Warranties by the Buyer. . . . . . . 26
      5.1     The Buyer's Organization . . . . . . . . . . . . 26
      5.2     Authorization of Agreement . . . . . . . . . . . 26
      5.3     Consents of Third Parties. . . . . . . . . . . . 27
      5.4     Litigation . . . . . . . . . . . . . . . . . . . 27
      5.5     Buyer's Qualification. . . . . . . . . . . . . . 27
      5.6     Availability of Funds. . . . . . . . . . . . . . 27

6.    Further Agreements of the Parties. . . . . . . . . . . . 28
      6.1   Filings. . . . . . . . . . . . . . . . . . . . . . 28
      6.2   Operations of the Station. . . . . . . . . . . . . 29
      6.3   No Control . . . . . . . . . . . . . . . . . . . . 31
      6.4   Expenses . . . . . . . . . . . . . . . . . . . . . 31
      6.5   Access to Information. . . . . . . . . . . . . . . 31
      6.6   Consents; Assignment of Agreements . . . . . . . . 32
      6.7   Further Assurances . . . . . . . . . . . . . . . . 32
      6.8   Additional Financial Statements. . . . . . . . . . 33
      6.9   Employee Benefit Plans . . . . . . . . . . . . . . 33
      6.10  Other Action . . . . . . . . . . . . . . . . . . . 34
      6.11  Non-Solicitation . . . . . . . . . . . . . . . . . 35
      6.12  No Other Bid . . . . . . . . . . . . . . . . . . . 35
      6.13  Taxes. . . . . . . . . . . . . . . . . . . . . . . 35
      6.14  Indemnification for Litigation . . . . . . . . . . 37
      6.15  Accounts Receivable. . . . . . . . . . . . . . . . 37

7.    Conditions Precedent to Closing. . . . . . . . . . . . . 39
      7.1     Conditions Precedent to the Obligations of
              the Buyer. . . . . . . . . . . . . . . . . . . . 39
      7.2     Conditions Precedent to the Obligations of
              the Sellers. . . . . . . . . . . . . . . . . . . 41
      7.3     Renewal Application. . . . . . . . . . . . . . . 42

8.    Transactions at the Closing. . . . . . . . . . . . . . . 42
      8.1     Documents to be Delivered by the Sellers . . . . 42
      8.2     Documents to be Delivered by the Buyer . . . . . 44
      8.3     Documents to be Executed at Closing. . . . . . . 44

9.    Survival of Representations and Warranties;
      Indemnification. . . . . . . . . . . . . . . . . . . . . 45
      9.1     Survival . . . . . . . . . . . . . . . . . . . . 45
      9.2     Indemnification. . . . . . . . . . . . . . . . . 45
      9.3     Limitation on Liability. . . . . . . . . . . . . 46
      9.4     Further Limitation on Liability. . . . . . . . . 46
      9.5     Conditions of Indemnification for Third Party
              Claims . . . . . . . . . . . . . . . . . . . . . 47

10.   Termination. . . . . . . . . . . . . . . . . . . . . . . 49
      10.1    Termination. . . . . . . . . . . . . . . . . . . 49
      10.2    Liability. . . . . . . . . . . . . . . . . . . . 49
      10.3    Litigation Against Transaction . . . . . . . . . 50
      10.4    Network Affiliation Agreement. . . . . . . . . . 52

11.   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . 53

12.   Definitions. . . . . . . . . . . . . . . . . . . . . . . 54

13.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . 57
      13.1  Notices. . . . . . . . . . . . . . . . . . . . . . 57
      13.2  Brokers. . . . . . . . . . . . . . . . . . . . . . 58
      13.3    Entire Agreement . . . . . . . . . . . . . . . . 58
      13.4    Headings . . . . . . . . . . . . . . . . . . . . 59
      13.5    Governing Law. . . . . . . . . . . . . . . . . . 59
      13.6    Separability . . . . . . . . . . . . . . . . . . 59
      13.7    Assignment . . . . . . . . . . . . . . . . . . . 59
      13.8    Publicity. . . . . . . . . . . . . . . . . . . . 59
      13.9    Jurisdiction . . . . . . . . . . . . . . . . . . 60
      13.10   Specific Performance . . . . . . . . . . . . . . 60
      13.11   Third-Parties. . . . . . . . . . . . . . . . . . 60
      13.12   Counterparts . . . . . . . . . . . . . . . . . . 61